Exhibit 99.1

Korro Reports First Quarter 2025 Financial Results and Provides Business Updates

—	Interim readout from Phase 1/2a REWRITE clinical trial of KRRO-110 for Alpha-1 Antitrypsin Deficiency (AATD) on track for the second half of 2025

—

Streamlining operations and focusing on delivering potential value generating program milestones, with workforce reduction of approximately 20% and cost reductions expected to extend cash runway into 2027

—	Second development candidate expected to be announced in 2025

—	Ended first quarter 2025 with $139.0 million in cash, cash equivalents and marketable securities

CAMBRIDGE, Mass., May 7, 2025 (GLOBE NEWSWIRE) -- Korro Bio, Inc. (Korro) (Nasdaq: KRRO), a clinical-stage biopharmaceutical company focused on developing a new class of genetic medicines based on editing RNA for both rare and highly prevalent diseases, today reported financial results for the first quarter of 2025 and provided a business update.

Ram Aiyar, Ph.D., CEO and President of Korro, said, “We remain on track to achieve our clinical and pipeline milestones, most notably reporting interim data from our Phase 1/2a REWRITE clinical trial of KRRO-110 in the second half of 2025. We believe that KRRO-110 represents a groundbreaking therapy with best-in-class potential for patients with AATD. At the same time, we remain focused on executing our 3-2-1 strategy through 2027 with the goal of developing novel genetic medicines to improve lives of patients with rare and highly prevalent diseases.”

Streamlining Operations and Workforce Reduction:

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Streamlining operations and workforce reduction enables potential value generating program milestones. Korro is streamlining its operations across the organization and reducing its workforce by approximately 20% to advance its programs to key value inflection points, including completing the Phase 1/2a REWRITE clinical trial in 2026, nominating a second development candidate, and advancing up to two programs under the collaboration with Novo Nordisk. Korro estimates that it will incur one-time restructuring charges of approximately $1.2 million including employee severance, benefits and related termination costs, the majority of which Korro expects to recognize during the second quarter of 2025.

“Streamlining the organization is essential to enable Korro’s long-term success. We will continue to prioritize the development of KRRO-110 while making focused investments in our OPERA platform to efficiently advance innovation. The reduction in our workforce was not an easy decision, and we are committed to supporting our current and former employees during this transition,” said Todd Chappell, COO of Korro.

Pipeline and Business Updates:

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Continue to advance the Phase 1/2a REWRITE clinical trial of KRRO-110 for AATD. Korro received regulatory approval to expand the REWRITE clinical trial in New Zealand, and continues to progress enrollment, site activation and expansion into other geographies beyond Australia and New Zealand, including the United States. An interim readout is expected in the second half of 2025 and trial completion is expected in 2026.
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Executing 3-2-1 strategy through end of 2027. Korro continues to execute the 3-2-1 strategy with the goal of establishing three clinical-stage development programs, targeting two tissue types by leveraging the capabilities of its Oligonucleotide Promoted Editing of RNA (OPERA™) platform.
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Strengthened leadership team with appointments of Loïc Vincent, Ph.D., as Chief Scientific Officer and GaoZhong Zhu, Ph.D., as Senior Vice President of Chemistry, Manufacturing and Controls. Dr. Vincent joins Korro with more than 20 years in drug discovery and translational research across academia, biotech and the pharmaceutical industry. Throughout his career, Dr. Vincent led teams that advanced more than 20 drugs into clinical development based on various therapeutic modalities including small molecules, biologics, viral platforms and cell therapies. Dr. Zhu has more than 25 years of industrial experience in developing and implementing CMC strategies for various types of pharmaceuticals, with a proven track record of bringing new products from conception to commercialization, further reinforcing Korro’s commitment to advancing its innovative pipeline.
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Current pipeline and collaboration with Novo Nordisk continue to progress. In addition to advancing KRRO-110 for AATD and its second program, Korro continues to execute on its CNS programs and its collaboration with Novo Nordisk. Under the Novo Nordisk collaboration, Korro is working to advance up to two programs through preclinical development using its proprietary OPERA™ platform, with the initial target intended to treat cardiometabolic diseases.

Anticipated Upcoming Milestones:

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Interim readout from Phase 1/2a REWRITE clinical trial of KRRO-110 for AATD expected in the second half of 2025, and completion of the REWRITE clinical trial expected in 2026.
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Korro expects to nominate a development candidate by the end of 2025 for its rare metabolic disorder program targeting the liver (GalNAc) with subcutaneous delivery to create de novo protein variants.
•
Progress partnership with Novo Nordisk in cardiometabolic diseases with high prevalence.

First Quarter 2025 Financial Results:

Cash Position: Cash, cash equivalents and marketable securities were $139.0 million as of March 31, 2025, compared to $163.1 million as of December 31, 2024. Korro expects its cash, cash equivalents and marketable securities as of March 31, 2025 will fund operating expenses and capital expenditure requirements into 2027.

Collaboration Revenue: There was $2.6 million of collaboration revenue for the three months ended March 31, 2025, as compared to no collaboration revenue for the three months ended March 31, 2024. The increase was due to collaboration revenue earned in the first quarter of 2025 from its agreement with Novo Nordisk.

Research and Development (R&D) Expenses: R&D expenses were $19.7 million for the three months ended March 31, 2025, as compared to $13.6 million for the three months ended March 31, 2024. The increase was driven primarily by increases in KRRO-110 external research and development expenses, personnel expenses and other research and pre-development candidate expenses.

General and Administration (G&A) Expenses: G&A expenses were $7.8 million for the three months ended March 31, 2025, as compared to $7.9 million for the three months ended March 31, 2024. The minor decrease was primarily driven by a $0.1 million decrease in professional service fees and facilities expenses, partially offset by an increase in personnel expenses.

Net Loss: Korro’s net loss was $23.4 million for the three months ended March 31, 2025, as compared to $19.6 million for the three months ended March 31, 2024.

About REWRITE

REWRITE is a two-part single and multiple dose-escalating study that will evaluate the safety and tolerability of KRRO-110, in up to 64 participants, including healthy adults and clinically stable AATD patients with the PiZZ genotype. Secondary and exploratory endpoints include pharmacokinetic and pharmacodynamic parameters that will guide optimal dose selection for later stage studies. Interim data from Part 1 (single ascending doses in healthy volunteers and individuals with AATD) is expected in the second half of 2025, and completion of the study is anticipated in 2026. For additional information about the REWRITE study, visit ClinicalTrials.gov (NCT06677307).

About Alpha-1 Antitrypsin Deficiency (AATD) and KRRO-110

AATD is a genetic disorder most commonly caused by a single missense mutation (G-to-A) in the SERPINA1 gene. Affected adults experience pulmonary emphysema and/or hepatic cirrhosis, as well as end organ manifestations. KRRO-110 is the first RNA editing oligonucleotide product candidate from Korro’s proprietary RNA editing platform, Oligonucleotide Promoted Editing of RNA (OPERA™). KRRO-110, a potential best-in-class compound based on preclinical data, is designed to co-opt an endogenous enzyme, Adenosine Deaminase Acting on RNA (ADAR), to edit the “A” variant on SERPINA1 RNA, repair an amino acid codon, and restore secretion of normal AAT protein. This repair of the endogenous protein has the potential to clear protein aggregates from within liver cells to create a potentially clinically differentiated benefit for liver function and to preserve lung function by providing an adequate amount of normal AAT protein.

About Korro

Korro is a clinical-stage biopharmaceutical company focused on developing a new class of genetic medicines based on editing RNA for both rare and highly prevalent diseases. Korro is generating a portfolio of differentiated programs that are designed to harness the body’s natural RNA editing process, enabling a precise yet transient single base edit. By editing RNA instead of DNA, Korro is expanding the reach of genetic medicines by delivering additional precision and tunability, which has the potential for increased specificity and improved long-term tolerability. Using an oligonucleotide-based approach, Korro expects to bring its medicines to patients by leveraging its proprietary platform with precedented delivery modalities, manufacturing know-how, and established regulatory pathways of approved oligonucleotide drugs. Korro is based in Cambridge, Massachusetts. For more information, visit korrobio.com.

Korro intends to use its Investor Relations website, LinkedIn, and X (Twitter) as means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor Korro’s Investor Relations website and follow @KorroBio on LinkedIn, and X (Twitter), in addition to following Korro’s press releases, SEC filings, public conference calls, presentations, and webcasts.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include, but are not limited to, express or implied statements regarding expectations, hopes, beliefs, intentions or strategies of Korro regarding the future including, without limitation, express or implied statements regarding: the timing of data readouts and completion of the Phase 1/2a REWRITE clinical trial; enrollment and expansion of the Phase 1/2a REWRITE clinical trial; execution of the 3-2-1 strategy; timing of nomination and target of a second development candidate; Korro’s cash runway and uses thereof; KRRO-110’s best-in-class potential; the costs of Korro’s workforce reduction and organizational streamlining, and the benefits thereof; and Korro’s collaboration with Novo Nordisk; among others. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would,” “aim,” “target,” “commit,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward looking. Forward-looking statements are based on current expectations and assumptions that, while considered reasonable are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, various factors beyond management’s control including risks of realizing the benefits of its workforce reduction and organizational streamlining; estimating the costs of such workforce reduction and organizational streamlining; the impact of the workforce reduction and organizational streamlining on operations; risks of conducting a clinical trial; risks associated with regulatory oversight of clinical trials, enrollment risks and risks of expanding to other jurisdictions along with other risks inherent in biopharmaceutical development; risks associated with pre-clinical studies and clinical trials; and other risks associated with obtaining regulatory approvals and protecting intellectual property; as well as risks associated with general economic conditions (including recent geopolitical uncertainty and potential supply chain disruptions due to changes in economic policy); and other risks and uncertainties indicated from time to time in Korro’s filings with the SEC, including Part I Item 1A. “Risk Factors” in Korro’s Quarterly Report on Form 10-Q filed with the SEC on the date hereof, as such may be amended or supplemented by its other filings with the SEC. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements in this press release, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Except as required by law, Korro does not undertake or accept any duty to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or in the events, conditions or circumstances on which any such statement is based. This press release does not purport to summarize all of the conditions, risks and other attributes of an investment in Korro.

Korro Bio Contact Information

Investor & Media Contact
IR@korrobio.com

Korro Bio, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Revenue:
Collaboration revenue	$2,550	$—
Operating expenses:
Research and development	19,739	13,572
General and administrative	7,831	7,881
Total operating expenses	27,570	21,453
Loss from operations	(25,020)	(21,453)
Other income:
Other income, net	1,633	1,913
Total other income, net	1,633	1,913
Loss before provision for income taxes	(23,387)	(19,540)
Provision for income taxes	—	(17)
Net loss	$(23,387)	$(19,557)
Other comprehensive income
Unrealized gain on available-for-sale investments	(3)	—
Foreign currency translation adjustments, net	(1)	—
Comprehensive loss	$(23,391)	$(19,557)
Net loss per share, basic and diluted	$(2.49)	$(2.44)
Weighted-average shares used in computing net loss per share, basic and diluted	9,384,266	8,019,626

Korro Bio, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2025	2024
Cash, cash equivalents and marketable securities	$138,992	$163,054
Working capital (1)	108,354	116,572
Total assets	202,207	226,240
Total liabilities	63,250	65,825
Total stockholders' equity	138,957	160,415

(1) Working capital is defined as current assets less current liabilities.